Exhibit 10.28

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment"), is entered into on December 24, 2015 ("Effective Date"), by and between CANNASYS, INC., a Nevada corporation (the "Company"), and MICHAEL TEW ("Executive").

Premises

A.            On July 10, 2015, and October 15, 2015, the Company issued restricted stock grants to Executive in connection with his Employment Agreement effective July 1, 2015.

B.            The terms of the stock grants provided for quarterly vesting of the shares over a 10-quarter period. As of December 1, 2015, 250,000 shares of restricted common stock were issued to Executive under his stock grants.

C.            Executive has asked the Company to terminate his restricted stock grants, cancel the shares that have been issued to him under the stock grants, and amend his employment agreement to provide for the cancellation of the stock grants and the issuance of a fully vested warrant for the purchase of 1,500,000 shares of the Company's common stock in place of the two stock grants. In addition, Executive has asked to be issued a new warrant exercisable into 1,500,000 shares of the Company's common stock vesting in equal amounts in a six-quarter period (250,000 vested common shares per quarter).

Agreement

NOW, THEREFORE, upon the foregoing premises, which are incorporated herein by reference, the parties hereby agree as follows:

1.            Subsection 4(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(c)            Restricted Stock Unit Grants. The Grants of Restricted Stock dated July 10, 2015, and October 15, 2015, issued to Executive are terminated effective December 24, 2015, and the 250,000 shares of restricted common stock issued pursuant to the Grant of Restricted Stock dated October 15, 2015, are hereby cancelled. As a replacement, the Company will issue to Executive a fully vested warrant to purchase 1,500,000 shares of the Company's common stock as set forth in the form attached hereto as Exhibit A.

2.            A new subsection 4(i) shall be added to the Employment Agreement as follows:

(i)            Warrant. Executive is hereby awarded an additional warrant to purchase 1,500,000 shares of the Company's common stock vesting in equal amounts over a six-quarter period as set forth in the form attached hereto as Exhibit B.

3.            Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Employment Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter, or communication issued or made pursuant to, or respecting, the Employment Agreement, any reference in any of such items to the Employment Agreement being sufficient to refer to the Employment Agreement, as amended.

4.            This Amendment shall be construed in accordance with the laws of the state of Colorado without regard to conflict of laws rules.

5.            The parties may deliver this Amendment by fax or email and may execute it in counterparts, each of which will be an original and both of which will constitute the same instrument. An electronically-stored copy or photocopy of the original, executed Amendment will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

CANNASYS, INC.		EXECUTIVE

By:	/s/ Chad Jennewine	/s/ Michael A. Tew
Name:	Chad Jennewine	Michael A. Tew
Title:	Chief Operating Officer and
Chief Technology Officer

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